Exhibit (10)r

AGREEMENT

Between

Kimberly-Clark Corporation

(K-C)

and

W. Dudley Lehman

(Mr. Lehman)

Made as of the 24th day of August, 2006

AGREEMENT

THIS AGREEMENT made as of the day and year first set forth above, by and between Kimberly-Clark Corporation, a Delaware corporation, with offices at 351 Phelps Drive, Dallas, Texas 75038 (“K-C”) and W. Dudley Lehman (“Mr. Lehman”).

WITNESSETH

WHEREAS, K-C and its various business units have employed Mr. Lehman for years in various upper-management level positions in which Mr. Lehman has obtained knowledge of and full access to the full range of the confidential, proprietary information of K-C that is competitively valuable, much of which constitutes trade secrets; and

WHEREAS, both K-C and Mr. Lehman acknowledge that Mr. Lehman’s knowledge of K-C’s trade secrets and other confidential proprietary information is thorough, both in terms of the breadth (i.e. information from K-C’s various business units and regarding K-C’s various products), and in terms of depth (i.e. the level of detail, and information about K-C’s prior, current and future activities); and

WHEREAS, both K-C and Mr. Lehman acknowledge that because of Mr. Lehman’s expansive and thorough knowledge of K-C’s trade secrets and other confidential proprietary information, and its business plans and strategies, K-C would suffer serious competitive harm if Mr. Lehman were to perform any services for a substantial competitor of K-C in which Mr. Lehman made or influenced any business decisions of that competitor; and

WHEREAS, both K-C and Mr. Lehman acknowledge that if Mr. Lehman were to perform services for a substantial competitor of K-C in which Mr. Lehman made or influenced any business decisions of the competitor, Mr. Lehman would inevitably use for the benefit of the competitor and to the competitive detriment of K-C his knowledge of some K-C trade secrets or other competitively valuable confidential information.

WHEREAS, K-C wishes to continue to retain Mr. Lehman’s services as a senior executive consultant after his retirement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and specifically the payment described in Article 3 below, the parties hereto agree as follows:

ARTICLE I

CONSULTING SERVICES

Mr. Lehman acknowledges that he will remain on K-C’s payroll as an employee and perform services as Group President until his formal duties conclude on his voluntarily retirement as an employee of K-C on August 31, 2006. Mr. Lehman will resign as an officer and director of K-C and all subsidiaries and affiliated companies for which he is an officer or director as requested by K-C and take all other actions to transfer any interest he may have, in any subsidiaries and affiliated companies. Mr. Lehman shall provide K-C consulting services (the “Services”) and such other work as requested from time to time by K-C by Thomas J. Falk, Chief Executive Officer, or any other officers its Chief Executive Officer may designate. The Services shall be performed solely by Mr. Lehman.

ARTICLE 2

TERM AND TERMINATION

The Services to be performed by Mr. Lehman pursuant to this Agreement shall commence on September 1, 2006, and continue for a period of two years until August 31, 2008 (hereinafter referred to as the “Term”). Notwithstanding the expected Term hereof, K-C or Mr. Lehman may terminate the Services at any time in the event of the failure of the other party to comply with any of the provisions hereunder after receiving written notice of such failure and not curing the same within 30 calendar days. This Agreement also shall terminate on the death or incapacity of Mr. Lehman except for Articles 3(b) through 3(e). If K-C terminates this Agreement because of a breach of the Agreement by Mr. Lehman, then such termination shall be without penalty to K-C, and K-C shall owe no further monies to Mr. Lehman. In the event of early termination, Mr. Lehman shall provide K-C with written summaries of the Services performed through the date of cancellation and K-C shall compensate Mr. Lehman through the date of such termination in accordance with the terms hereof. In the event of termination of this Agreement, for any reason whatsoever, with or without cause, the provisions of Articles 3(b) through 14 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

ARTICLE 3

COMPENSATION

In consideration of his decision to enter into this Agreement, K-C will provide Mr. Lehman with the following:

(a)          $50,000 per quarter for a period of two years to be paid on the first day of each calendar quarter, commencing on October 1, 2006 with the final payment occurring on July 1, 2008. Mr. Lehman shall be available to provide Services for a maximum of 200 hours per year at such time as can reasonably be agreed by the parties. In the event that K-C requests Mr. Lehman to provide services in excess of 200 hours per year, Mr. Lehman shall be compensated at a rate to be agreed upon by the parties. K-C shall reimburse Mr. Lehman for all necessary travel and other expenses incurred in connection with the Services provided that such expenses have been incurred with K-C’s prior approval and further provided that Mr. Lehman supports such expenses with appropriate documentation.

(b)          K-C shall accelerate the Restricted Period from November 12, 2006 to August 31, 2006 with respect to the 5,000 Restricted Shares previously granted to Mr. Lehman under the K-C 2001 Equity Participation Plan.

(c)          An unreduced pension benefit payable in any form permitted under the Kimberly-Clark Corporation Pension Plan (the “Pension Plan”) commencing as of Mr. Lehman’s retirement date.

(d)          A lump sum cash payment of $10,000 from the Company payable as soon as administratively feasible after Mr. Lehman’s retirement date.

(e)          Mr. Lehman will be eligible for a prorated portion of any year 2006 award he would otherwise be provided under the terms of the Management Achievement Award Program (“MAAP”). Any award provided to Mr. Lehman under MAAP will be prorated and paid according to the terms of the MAAP program.

Mr. Lehman agrees and understands that the consideration described in subparagraphs (c) and (d) of Article 3 of this Agreement is provided through K-C’s Global Business Plan Severance Pay Plan, which also requires the execution of this Agreement as a condition to the payment of benefits under the Plan. Tax withholdings may be applied to the above payments as determined by K-C in its sole discretion.

ARTICLE 4

DEFINITIONS

a)	“Area” as used in this Agreement means the United States of America.

b)            “Business” as used in this Agreement means the development, production, sales and/or marketing of health, hygiene and/or other products of the type developed, produced, sold and/or marketed by K-C.

c)            “Competitor” as used in this Agreement means another business, whether a person, entity or organization, that is in the same or substantially the same Business as K-C anywhere in the United States, including specifically Proctor & Gamble, Johnson & Johnson, Koch Industries, Playtex Products, Inc., SCA Tissue, Tyco International, Inc., UniCharm Corporation, Cardinal Health, Inc. and Medline Industries Inc. and any subsidiary or corporate affiliate of these companies in the same or substantially the same Business as K-C.

d)           “Confidential Information” as used in this Agreement means all information, knowledge and data relating to the Business which is or has been disclosed to Mr. Lehman or of which Mr. Lehman became aware as a consequence of or through either Mr. Lehman’s prior employment with K-C or his performance of Services under the Agreement, and which has value to K-C and is not generally known to its competitors. Confidential Information shall not include any information, knowledge or data that has been voluntarily disclosed to the public by the Company (except where such disclosure has been made to Mr. Lehman without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

e)           “K-C” or the “Company” as used in this Agreement includes Kimberly-Clark Corporation and any subsidiary of Kimberly-Clark Corporation of which 50% or more of the voting shares are owned directly or indirectly by Kimberly-Clark Corporation.

f)            “K-C Information” as used in this Agreement means Confidential Information and Trade Secrets, collectively, as defined below.

g)           “Trade Secrets” as used in this Agreement means information of K-C, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE 5

FULL AND FINAL RELEASE OF CLAIMS

In consideration of the payments being provided to him in subparagraphs (c) and (d) of Article 3 above, Mr. Lehman, for himself, his attorneys, heirs, executors, administrators,

successors and assigns, fully, finally and forever releases and discharges K-C, all subsidiary and/or affiliated companies, Kimberly-Clark Corporation, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as “K-C”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Lehman’s employment or otherwise, any claims under any K-C severance pay plan, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, or any other unlawful behavior, the existence of which is specifically denied by K-C. Nothing in this Agreement, however, is intended to waive Mr. Lehman’s entitlement to vested benefits under any pension or 401(k) plan or other benefit plan provided by K-C. Finally, the above release does not waive claims that Mr. Lehman could make, if available, for unemployment or workers’ compensation and also excludes any other claim which cannot be released by private agreement.

ARTICLE 6

CONFIDENTIAL INFORMATION

Mr. Lehman shall not disclose, publish or disseminate any K-C Information or use any K-C Information for the benefit of any person or entity other than K-C, except as specifically required to perform Services for K-C or as otherwise specifically authorized by K-C. With respect to Confidential Information that does not constitute Trade Secrets, the confidentiality obligations described herein shall continue throughout the Term of this Agreement and for a period of two years after this Agreement terminates (regardless of the reason or manner of termination). With respect to Trade Secrets, the confidentiality obligations set forth herein shall continue even after the termination of this Agreement (regardless of the reason or manner of termination) for so long as the information at issue remains a Trade Secret under applicable law. Mr. Lehman agrees that, with the execution of this Agreement, he has returned to K-C all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of his employment with K-C, except those items K-C specifically agrees in writing to permit Mr. Lehman to retain. This Article is not intended to preclude Mr. Lehman from testifying truthfully in any court of law or before an administrative agency, although Mr. Lehman agrees that he will testify as to K-C matters only if served with a lawfully executed subpoena.

ARTICLE 7

NON-SOLICITATION

Mr. Lehman shall not, at any time during the Term of this Agreement, in the Area, directly or indirectly, take any action which would cause, serve to encourage, solicit or induce any employee of K-C, with whom Mr. Lehman has material contact during the Term of this Agreement, to leave K-C’s employ for employment with a Competitor.

ARTICLE 8

NON-COMPETITION

During the Term of this Agreement, Mr. Lehman shall not, without the written consent of K-C, within the Area, either directly or indirectly, undertake for a Competitor to perform services that are the same or substantially similar to those Services he has undertaken for K-C, relating to the production, sales and/or marketing of any K-C product.

ARTICLE 9

NON-DISPARAGEMENT

Mr. Lehman agrees that he has not and will not make statements to clients, customers and suppliers of K-C or to other members of the public that are in any way disparaging or negative towards K-C, K-C’s products or services, or K-C’s representatives or employees.

ARTICLE 10

NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT

This Agreement shall not be construed as an admission by K-C of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

ARTICLE 11

COPYRIGHTS

Mr. Lehman and Mr. Lehman’s employees, if any, agree to grant, license, release and assign to K-C all right, title and interest in all copyrights arising out of the Services. All work for authorship created by Mr. Lehman while providing the Services shall be “works made for hire.” Upon request, Mr. Lehman shall provide K-C with whatever documents, information or materials are in Mr. Lehman’s possession or reasonably available to Mr. Lehman to enable K-C to protect its copyrights in any materials produced pursuant to this Agreement.

ARTICLE 12

INVENTIONS AND IDEAS

Mr. Lehman shall promptly disclose and assign to K-C any and all ideas and inventions, patentable or unpatentable, of or relating to anything done in connection with this Agreement or made or conceived which may result from or be suggested by the Services performed. All such ideas and inventions shall be and become the exclusive property of K-C, whether or not patent applications are filed thereon, and Mr. Lehman shall at any time and from time to time, upon request, at the expense of K-C, make application through representatives of K-C or its nominees for patents of the United States or any foreign jurisdiction. Mr. Lehman shall promptly provide all reasonable assistance and shall furnish, execute and deliver any and all documents necessary to do any and all acts in securing for K-C or K-C’s benefit patents in any and all countries. Termination of this Agreement shall not release Mr. Lehman from Mr. Lehman’s obligations hereunder as to any inventions which, by this Agreement, Mr. Lehman has agreed to assign.

ARTICLE 13

INDEPENDENT CONTRACTOR

For the period from September 1, 2006 until August 31, 2008, Mr. Lehman shall be an independent contractor, and not an employee, and as such is not entitled to any employee benefits arising from performance under this Agreement. Mr. Lehman shall not become the agent, representative, employee or servant of K-C in the performance of the Services or any part thereof, and no express or implied representations to the contrary shall be made.

ARTICLE 14

WARRANTY AND INDEMNITY

Mr. Lehman warrants and guarantees that: (a) the terms of this Agreement do not violate any existing agreements or other obligations to which Mr. Lehman is bound, (b) the best technical practices, procedures, skill, care and judgment shall be employed in the performance of the Services, (c) the Services shall be performed in the most expeditious and economical manner consistent with K-C’s best interests, and (d) Mr. Lehman shall at all times cooperate with K-C so as to further the best interests of K-C. Mr. Lehman shall defend, indemnify and hold K-C harmless from and against all claims damages, costs and expenses (including attorneys’ fees) suffered or incurred because of any injury (including death) or property damage, or both, caused by or due to the negligence of Mr. Lehman, Mr. Lehman’s employees or agents or otherwise arising out of or in connection with Mr. Lehman’s performance of the Services.

ARTICLE 15

NOTICES

All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by teletype or telegraph, or when deposited with the United States Postal Service, first class registered or certified mail, postage prepaid, addressed to the last known address provided by Mr. Lehman to K-C, or if to K-C, as follows:

If to K-C:	Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX 75038
Attention: General Counsel

Or to such other address or individual as either party may specify from time to time in writing.

ARTICLE 16

ASSIGNMENT

Mr. Lehman shall not assign, subcontract or otherwise transfer this Agreement or any payments due or to become due hereunder without K-C’s prior written approval.

ARTICLE 17

ADVICE OF COUNSEL

Mr. Lehman acknowledges that he has been advised by K-C to consult with an attorney in regard to this matter. He further acknowledges that he has been given until August 31, 2006, which is more than forty-five (45) days from the time that he received this Agreement, to consider whether to sign it. If Mr. Lehman has signed this Agreement on or before August 31, 2006, it is because he freely chose to do so after carefully considering its terms. Provided, however, that this Agreement shall be automatically cancelled if Mr. Lehman has not signed and returned the Agreement to K-C on or before August 31, 2006. Finally, Mr. Lehman shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the Agreement. If Mr. Lehman does not revoke this Agreement within seven days of his signing, this Agreement will become final and binding on the day following such seven-day period.

ARTICLE 18

ACKNOWLEDGEMENTS

Mr. Lehman acknowledges that he has been advised by K-C to consult with an attorney in regard to this matter. Mr. Lehman further acknowledges that he understands the terms of this Agreement, and that he undertakes the obligations described in this Agreement of his own choice and without any duress or coercion. Additionally, Mr. Lehman agrees that if K-C enforces any aspect of this Agreement in a court of competent jurisdiction, he shall be liable to reimburse K-C for all expenses incurred in such enforcement activity, including attorneys’ fees.

ARTICLE 19

ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire understanding between the parties with respect to the provision of Services as a Mr. Lehman and the obligations of the Mr. Lehman defined by this Agreement. No waiver, modification or amendment of any term of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto. However, any noncompete agreements or prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information remain intact.

ARTICLE 20

DIVISIBILITY AND PARTIAL ENFORCEMENT

If a court of competent jurisdiction determines that any aspects of the obligations imposed on Mr. Lehman hereunder are unenforceable, the parties desire that all remaining obligations shall be divisible from any unenforceable provision, and shall remain in full force and effect. The parties further desire that the court enforce any part of any unenforceable provision to the full extent permitted by law.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS IN THE STATE OF TENNESSEE WITHOUT REGARD FOR ITS CONFLICT OF LAWS PROVISIONS AND THE PARTIES AGREE THAT THE EXCLUSIVE VENUE FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, OR

SEEKING TO ENFORCE THIS AGREEMENT OR ANY OF ITS PROVISIONS WILL BE THE SUPERIOR COURT OF KNOX COUNTY AND BOTH PARTIES CONSENT TO THE VENUE AND PERSONAL JURISDICTION OF SUCH COURT.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each party as of the day and year first set forth above.

/s/ W. Dudley Lehman 8/22/06
W. Dudley Lehman

KIMBERLY-CLARK CORPORATION

By: /s/ Thomas J. Falk
Name: Thomas J. Falk
Title: Chief Executive Officer